Exhibit 2.1

EXECUTION VERSION

PURCHASE AND ASSUMPTION AGREEMENT

by and between

XENITH BANK,

a Virginia banking corporation,

as Buyer

and

PARAGON COMMERCIAL BANK,

a North Carolina banking corporation,

as Seller

Dated as of June 1, 2011

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3.5	Consents	16
3.6	Brokerage Fees	16
3.7	Regulatory Conditions	16
3.8	Representations Not Misleading	16

ARTICLE 4	COVENANTS OF SELLER	16

4.1	Reasonable Efforts	16
4.2	Information for Governmental Applications	16
4.3	Required Acts of Seller	17
4.4	Prohibited Acts of Seller	18
4.5	Access; Pre-Closing Investigation and Post-Closing Conversion	18
4.6	Untrue Representations	19
4.7	Notice of Adverse Changes, Litigation and Claims	19
4.8	No Disclosure or Negotiation with Others	20
4.9	Notices to Customers	20

ARTICLE 5	COVENANTS OF BUYER	20

5.1	Reasonable Efforts	20
5.2	Regulatory Approvals	20
5.3	Notice of Adverse Changes, Litigation and Claims	21
5.4	Notice to Customers	21
5.5	Use of Name	21

ARTICLE 6	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER	22

6.1	Compliance with Representations, Warranties and Agreements	22
6.2	Necessary Corporate Actions	22
6.3	Governmental Approvals	22
6.4	No Litigation	22
6.5	No Material Adverse Change With Respect to the Assets and Liabilities	23
6.6	Consents of Third Parties	23
6.7	Documentation	23

ARTICLE 7	CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	23

7.1	Compliance with Representations, Warranties and Agreements	23
7.2	Necessary Corporate Actions	23
7.3	Governmental and Other Approvals	23
7.4	No Litigation	24
7.5	Consents of Third Parties	24
7.6	Documentation	24

ARTICLE 8	SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENT AND OBLIGATIONS; INDEMNIFICATION	24

8.1	Survival	24
8.2	Indemnification by Seller	24
8.3	Indemnification by Buyer	25

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8.4	Limit on Indemnities	26
8.5	Definitions	26

ARTICLE 9	OPERATIONAL AGREEMENTS	26

9.1	Replacement of Customer Check Stock and ATM and Debit Cards	26
9.2	Payment of Checks, Drafts, and Orders	27
9.3	Clearing Items	27
9.4	Returned Items	27
9.5	Data Processing	27
9.6	Compliance with Garnishments and Similar Orders	28
9.7	Direct Deposit Arrangements	28
9.8	Intentionally Omitted	28
9.9	Final Statements	28
9.10	Interest Reporting and Withholding	28
9.11	Loans	28
9.12	Other Items	29
9.13	Safe Deposit Box and Safekeeping Business	29
9.14	Non-Solicitation Agreement	30
9.15	Books and Records	30
9.16	Taxes	30
9.17	Allocation of Purchase Price	30
9.18	Branch Closing Notices	31
9.19	Reimbursement of Richmond Branch Lease Costs During Post-Closing Conversion and Branch Closing	31

ARTICLE 10	EMPLOYEE MATTERS	31

10.1	Notice to Employees and Information	31
10.2	Offer of Employment	31
10.3	Non-Assumed Employee; Costs of Termination	32
10.4	Communications	32
10.5	Seller’s Retention of Liabilities	32
10.6	No Third Party Beneficiaries	33
10.7	Non-Solicitation of Employees	33

ARTICLE 11	TERMINATION AND ABANDONMENT	33

11.1	Right of Termination	33
11.2	Notice of Termination	34
11.3	Effect of Termination	34

ARTICLE 12	MISCELLANEOUS	34

12.1	Entire Agreement	34
12.2	Multiple Counterparts	34
12.3	Amendment	34
12.4	Notices	34
12.5	Binding Effect	35

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12.6	Governing Law	35
12.7	Attorneys’ Fees and Costs Upon Enforcement	36
12.8	Severability	36
12.9	Assignability	36
12.10	Rules of Construction	36
12.11	Expenses	36
12.12	Waiver	36
12.13	Specific Performance	37
12.14	Public Disclosure	37
12.15	Confidential Information	37

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PURCHASE AND ASSUMPTION AGREEMENT

THIS PURCHASE AND ASSUMPTION AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of June, 2011, by and between XENITH BANK, a Virginia banking corporation with its main office in Richmond, Virginia (“Buyer”), and PARAGON COMMERCIAL BANK, a North Carolina banking corporation with its main office in Raleigh, North Carolina (“Seller”).

RECITALS:

WHEREAS, Seller desires to sell and transfer to Buyer, and Buyer desires to purchase and acquire from Seller, certain loans and related assets associated with Seller’s branch office located at 6806 Paragon Place, Richmond, Virginia (the “Branch”) and to assume certain deposit accounts and related liabilities of Seller associated with the Branch on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions herein set forth, the parties hereto, intending to be legally bound hereby, do undertake, promise, covenant and agree with each other as follows:

ARTICLE 1

SALE AND PURCHASE OF CERTAIN ASSETS

AND ASSUMPTION AND TRANSFER OF CERTAIN LIABILITIES

1.1 Sale of Assets. On the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in Section 1.6) Buyer shall purchase and acquire from Seller and Seller shall sell, convey, assign, transfer and deliver to Buyer all of the right, title, and interest of Seller in and to the following assets associated with the Branch, free and clear of all liens, security interests, pledges, encumbrances, adverse claims and demands of every kind, character and description whatsoever (other than liens for taxes not yet due, referred to herein as “Permitted Liens”), except as otherwise provided in this Agreement (all of which are collectively referred to herein as the “Assets”):

A. All of Seller’s right, title and interest, including any participation interest, in the loans, including overdrafts (not to exceed $1,000 in any one account and being less than 5 business days outstanding) associated with deposit accounts being assumed pursuant to Section 1.3, or other extensions of credit listed on Schedule 1.1(A) (as such Schedule may be updated in accordance with Section 1.7), as of the Effective Time (collectively, the “Loans”);

B. All rights of Seller under safe deposit contracts and leases set forth on Schedule 1.1(B) (as such Schedule may be updated in accordance with Section 1.7), for the safe deposit boxes located at the Branch as of the Effective Time (the “Safe Deposit Contracts”);

C. All books, records (including computer records and core system information), files and documentation relating to the Assets and the Liabilities (as defined in Section 1.3), in the form and manner kept by Seller, whether or not in electronic format (the “Records”), including, but not limited to:

(i) Signature cards, orders and contracts between Seller and its depositors, and records of similar character;

(ii) Loan and collateral records and credit files; and

(iii) The Safe Deposit Contracts; and

D. All assets associated with the provision of courier services to customers of the Branch set forth on Schedule 1.1(D) (collectively, the “Courier Assets”).

Buyer shall succeed to all rights, title, benefits and interests of Seller in and to the Assets as of the Effective Time, and shall be entitled to receive all benefits therefrom as if Buyer had itself acquired such assets. To the extent that any Safe Deposit Contract may not be assigned without the consent of any person which has not been obtained as of Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a default thereof. If any consent applicable to the Safe Deposit Contract is not obtained prior to the Closing, or if any attempted assignment would be ineffective so that Buyer would not in effect acquire the benefit of such rights, then Buyer and Seller shall enter into a commercially reasonable arrangement for Seller to act after the Closing as Buyer’s agent in order to preserve and obtain for Buyer the benefits thereunder, and such commercially reasonable arrangement shall be designed to transfer the economic costs of such benefits to Buyer.

1.2 Assets to be Retained by Seller. Seller shall retain all assets not expressly purchased by Buyer pursuant to Section 1.1 (collectively, the “Excluded Assets”), including, but not limited to:

A. all real property, whether owned in fee simple or leased, subleased or rented by Seller where the Branch is located, and all improvements to such property purchased, installed or constructed by or on behalf of Seller and used in connection with the operation or maintenance of the Branch, including, without limitation, buildings, structures, parking facilities and drive-in teller facilities (the “Real Property”);

B. all furniture, fixture, equipment and other tangible personal property owned or leased by Seller relating to the Branch, other than the Courier Assets;

C. all cash on hand at the Branch as of the close of business on the Closing Date, including vault cash, automated teller machine (“ATM”) cash, petty cash, tellers’ cash and cash items in the process of collection (the “Cash on Hand”);

D. all investment securities owned by Seller relating to the Branch;

E. all other real estate owned by Seller or carried as in substance foreclosures that are associated with the Branch;

F. all loans or participations in loans that are not Loans, including any loans previously charged-off by Seller;

G. allowance for loan losses on all loans (including the Loans); and

H. all customer and merchant credit card accounts.

1.3 Assumption of Liabilities of Seller. At the Closing, subject to the conditions contained herein, Seller shall transfer and assign to Buyer, and Buyer shall assume, pay for, perform and discharge from and after the Effective Time, as and when due and payable, the following liabilities of Seller associated with the Branch and reflected on the books and records of Seller (all of which are collectively referred to herein as the “Liabilities”):

A. All deposits associated with the Branch and listed on Schedule 1.3A) (as such Schedule may be updated in accordance with Section 1.7) as of the Effective Time (the “Deposits”), together with all duties and obligations of Seller associated therewith, including, but not limited to, the agreements with customers associated with such deposits (the “Deposit Agreements”; the holders of record of the Deposits are hereinafter referred to as the “Depositors”);

B. All liabilities, duties and obligations of Seller arising or to be performed after the Effective Time under the Safe Deposit Contracts set forth on Schedule 1.1(B) (as such Schedule may be updated in accordance with Section 1.7);

C. All duties and obligations of Seller arising or to be performed after the Effective Time under the loan documents related to the Loans, including, without limitation, any obligations to make advances or disbursements of principal with respect to and in accordance with the terms of any Loan; and

D. If Michael Keck becomes an Assumed Employee, then all liabilities, duties and obligations of Seller arising or to be performed after the Effective Time with respect to the benefit accrued as of the Effective Time under the nonqualified deferred compensation agreement (the “SERP”) identified on Schedule 1.3(D).

Buyer shall succeed to and assume all obligations and liabilities of Seller to the extent included in the Liabilities as of the Effective Time, and shall be liable from then and thereafter to pay, discharge and perform all of the Liabilities as if Buyer had itself incurred such obligations and liabilities, and Buyer shall succeed to all rights, offsets and defenses of Seller in connection therewith. For purposes of this Agreement, the term “deposit” shall have the meaning of such term as defined in section 3(l) of the Federal Deposit Insurance Act, 12 U.S.C. § 1813(l).

1.4 Liabilities to be Retained by Seller. Seller shall retain all liabilities or obligations not expressly assumed by Buyer pursuant to Section 1.3 (all of which are collectively referred to herein as the “Retained Liabilities”), including, but not limited to:

A. All liabilities or obligations relating to the Excluded Assets, including without limitation under the lease agreement listed on Schedule 1.4A) (the “Richmond Branch Lease”);

B. All real estate taxes on the Branch banking facility;

C. All liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings asserted by third parties against Seller and arising, commenced or resulting from the operations of the Branch prior to the Effective Time; and

D. Any environmental liability arising out of or relating to (i) the Real Property, or (ii) in whole or in part with respect to operations, conditions, events, or activities at or any presence or release of hazardous materials migrating from the Real Property, regardless of when any such claim, demand or proceeding is made or commenced or any such liability arises.

1.5 Purchase Price and Cash Payment.

A. At Closing, a cash payment shall be made by Seller to Buyer, or by Buyer to Seller, as applicable, in an amount (the “Payment Amount”) equal to the difference between (i) the sum of (a) the net book value of the Deposits shown on the books and records of Seller as of the Closing Date and (b) the net book value of the accrued interest payable on the Deposits as of the Closing Date, less (c) a premium (the “Premium”) equal to 3.92% multiplied by such net book value of the Deposits and accrued interest payable thereon, excluding any certificate of deposit balances exceeding $5 million through the Effective Time and excluding accounts for which collateral has been or may be required, and (ii) the sum of (a) an amount equal to the principal balance of the Loans shown on the books and records of Seller as of the Closing Date (without reference to loss reserves, deferred costs or revenues, if any), (b) the net book value of the accrued interest receivable with respect to the Loans as of the Closing Date, and (c) the net book value of the Courier Assets as of the Closing Date, less (d) a discount equal to 3.77% multiplied by the principal balance of the Loans and accrued interest receivable as of the Closing Date and, less (e) if Michael Keck becomes an Assumed Employee, $148,877, representing the accrued benefits due to Michael Keck under the SERP as of the Closing Date. If the Payment Amount is an amount less than zero, then Buyer shall pay to Seller an amount equal to such negative Payment Amount. If the Payment Amount is greater than zero, then Seller shall pay to Buyer an amount equal to such positive Payment Amount.

B. Seller shall provide to Buyer, within five business days prior to the Closing Date, a preliminary schedule of Closing settlement amounts substantially in the form attached hereto as Exhibit A showing in reasonable detail the calculation of the payments to be made at Closing. For the purposes of this Agreement, “business day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in Richmond, Virginia, are authorized or required to close.

C. The Payment Amount due at Closing from Seller to Buyer or from Buyer to Seller, as applicable, pursuant to this Section 1.5 shall be subject to adjustment as provided in Section 1.8.

1.6 The Closing, the Closing Date and the Effective Time. The sale and purchase of the Assets and the assumption of the Liabilities pursuant to this Agreement (the “Closing”) shall occur on the later of (a) the fifth business day following receipt of all necessary regulatory approvals, the expiration of any mandatory waiting periods and the satisfaction or waiver of all conditions precedent set forth in Articles 6 and 7, or (b) July 29, 2011. The Closing shall be held at 10:00 a.m. local time at the offices of Hunton & Williams LLP, 951 East Byrd Street, Riverfront Plaza-East Tower, Richmond, Virginia 23219, unless another place is mutually agreed upon by Buyer and Seller. The date of the Closing is referred to herein as the “Closing Date.” The effective time (the “Effective Time”) shall be 5:00 p.m., local time, on the Closing Date or such other time as Buyer and Seller shall mutually agree, notwithstanding the actual time that the Closing occurs. Buyer and Seller specifically agree that time is of the essence for all purposes with respect to this Agreement and the transactions contemplated hereby.

1.7 Preliminary and Final Lists of Deposits, Safe Deposit Contracts and Loans. On or before the 10th day of each month, beginning in July, 2011 and continuing until the Closing Date, Seller shall furnish to Buyer an updated list (each a “Preliminary List”) of the Deposits, Safe Deposit Contracts and Loans as of the last day of the preceding month, together with a trial balance for the Branch as of the end of such month, certified by the Chief Executive Officer or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually), to be true and correct as of such date, and the parties will calculate all amounts payable on the Closing Date pursuant to Section 1.5 in accordance with the amounts reflected on the Preliminary List most recently furnished by Seller to Buyer. Within five business days following the Closing Date, Seller shall furnish Buyer with an updated list (the “Final List”) of the Deposits, Safe Deposit Contracts and Loans as of the Effective Time, certified by the Chief Executive Officer or Chief Financial Officer of Seller (acting in his or her official capacity, and not individually) to be true and correct as of such date. In addition, Seller shall deliver to Buyer a list of all Loans purchased, individually identified by account number and date of origination, which list shall be appended to the Bill of Sale, and a list of all Deposits and Safe Deposit Contracts assumed, which list shall be appended to the Assignment and Assumption Agreement. Subject to rights of indemnification pursuant to Article 8, the Final List shall become final and binding on Buyer and Seller ten business days after its delivery to Buyer, unless Buyer gives written notice to Seller of its disagreement with respect to any item included in or excluded from such Final List. Seller and Buyer shall use commercially reasonable efforts to resolve any such disagreement during the five business day period after receipt by Seller of any such notice. If the disagreement is not resolved within such five business day period, the Chief Executive Officer of Buyer and the Chief Executive Officer of Seller shall meet or confer to resolve such dispute and cause the Final List to be modified, if appropriate, whereupon the Final List shall become final and binding. When the Final List becomes final and binding, an appropriate settlement payment from Seller to Buyer or from Buyer to Seller, as applicable, will be made, adjusting the Payment Amount, together with accrued interest on the amount of such adjustment calculated at the federal funds rate in effect on the Closing Date for the number of days elapsed between the Closing Date and the date of such settlement payment.

1.8 Adjustments. All amounts prepaid relating to Safe Deposit Contracts or related agreements shall be prorated through the Effective Time, and all deposits paid thereon, if any, shall be paid to Buyer. Without limiting any other rights Buyer may have under this Agreement, if either (i) any Material Adverse Change (as defined in Section 2.11) exists with respect to any

Loan on the Closing Date or (ii) any change in the credit quality of any Loan resulting in one or more risk rating downgrades (consistent with Buyer’s past practices) has occurred on or before the Closing Date, then Buyer may, at its option, declare any affected Loan to be an Excluded Asset or, in consultation with Seller, adjust the Payment Amount in a mutually agreeable manner to take into account the fair impact of such Material Adverse Change or change in credit quality.

1.9 Deliveries by Seller at the Closing. At the Closing, Seller shall execute and acknowledge, where appropriate, and deliver to Buyer together with third party consents and releases of liens and security interests when required, certificates and other instruments of sale, conveyance, transfer and assignment relating to all of the Assets, and containing solely warranties consistent with the representations and warranties contained in this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Buyer’s obligations to close hereunder):

A. Documents properly endorsed without recourse for transfer reflecting the assignment of all notes, guaranties, security agreements, financing statements, and any other agreements and certificates of title to inure to the benefit of Buyer with respect to the Loans, and possession of any instruments (duly endorsed as necessary) securing the Loans, together with a participation agreement between Seller and Buyer with respect to the $3.8 million Loan to Medalist Properties 5, LLC, in form and substance satisfactory to Buyer, under which Seller retains a $1 million subordinated minority participation interest in such Loan;

B. All collateral security of any nature whatsoever, including, without limitation, any and all insurance policies, held by Seller as collateral for any of the Assets;

C. The Records;

D. The Assets that are capable of physical delivery;

E. A certificate duly executed by an authorized officer of Seller (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (i) the representations and warranties of Seller as set forth in this Agreement are true and correct in all material respects as of the Closing Date; (ii) Seller has complied in all material respects with all covenants contained in Article 4 and its other agreements set forth herein and (iii) that since March 31, 2011, there has been no Material Adverse Change or any condition, event, change or occurrence that, individually or collectively, is reasonably likely to have a Material Adverse Change (as defined in Section 2.11);

F. A certificate duly executed by the Secretary of Seller (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Seller and Seller’s parent corporation, Paragon Commercial Corporation, of corporate resolutions attached to such certificate authorizing the transaction and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby; and (ii) the incumbency and true signatures of those officers of Seller duly authorized to act on its behalf in connection with the transaction contemplated by this Agreement and to execute and deliver this Agreement and other agreements and documents contemplated hereby and the taking of all actions contemplated hereby and thereby on behalf of Seller;

G. All documents, contracts, certificates, instruments, keys and records necessary or appropriate to transfer the safe deposit and safekeeping businesses related to the Safe Deposit Contracts;

H. A list, certified by an authorized officer of Seller (acting in his or her official capacity, and not individually), setting forth all garnishments, similar court orders, tax liens and orders of any governmental entity in effect with respect to the Deposits, as of which Seller has actual knowledge as of the close of business on the business day immediately preceding the Closing Date;

I. If the Payment Amount is an amount greater than zero, Seller shall pay to Buyer at Closing an amount equal to such positive Payment Amount in immediately available funds (such payment to be made at a time no later than 2:00 p.m., Richmond, Virginia time, on the Closing Date);

J. A bill of sale in the form of Exhibit B hereto by which Seller transfers the Assets to Buyer, together with original certificates of title for all motor vehicles included within the Courier Assets, an assignment and assumption agreement in the form of Exhibit C hereto by which Seller assigns the Liabilities to Buyer and Buyer assumes the Liabilities from Seller, and a limited power of attorney in the form of Exhibit D hereto; and

K. All personnel records and employee files with respect to all Assumed Employees (as defined in Section 10.2).

For the avoidance of doubt, the parties hereby agree that each note or promissory note, lost instrument affidavit, loan agreement, shared credit or inter-creditor agreement, reimbursement agreement, any other evidence of indebtedness of any kind, or any other agreement, document or instrument evidencing a Loan, and all modifications to the foregoing, shall be endorsed without recourse, and without representation or warranty by Seller, express or implied, except as set forth in this Agreement.

1.10 Deliveries by Buyer at the Closing. At the Closing, Buyer shall execute, acknowledge and deliver to Seller, in recordable form as appropriate, such documents and certificates necessary to carry out the terms and provisions of this Agreement, including, without limitation, the following (all of such actions constituting conditions precedent to Seller’s obligations to close hereunder):

A. An executed assignment and assumption agreement in the form of Exhibit C hereto by which Buyer assumes the Liabilities; together with a participation agreement between Seller and Buyer with respect to the $3.8 million Loan to Medalist

Properties 5, LLC, in form and substance reasonably satisfactory to Seller, under which Seller retains a $1 million subordinated minority participation interest in such Loan;

B. A certificate duly executed by an authorized officer of Buyer (acting in his or her official capacity, and not individually), dated as of the Closing Date, pursuant to which such officer shall certify that (i) the representations and warranties of Buyer as set forth in this Agreement are true and correct in all material respects as of the Closing Date and (ii) Buyer has complied in all material respects with all covenants contained in Article 5 and its other agreements set forth herein;

C. A certificate duly executed by the Secretary of Buyer (acting in his or her official capacity, and not individually) pursuant to which such officer shall certify (i) the due adoption by the Board of Directors of Buyer and Buyer’s parent corporation, Xenith Bankshares, Inc., of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and the other agreements and documents contemplated hereby, the consummation of the transactions contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Buyer, and (ii) the incumbency and true signatures of those officers of Buyer duly authorized to act on its behalf in connection with the transactions contemplated by this Agreement and to execute and deliver this Agreement and the other agreements and documents contemplated hereby and thereby on behalf of Buyer; and

D. If the Payment Amount is an amount less than zero, Buyer shall pay to Seller at Closing an amount equal to such negative Payment Amount, in immediately available funds (such payment to be made at a time no later than 2:00 p.m., Richmond, Virginia time, on the Closing Date).

1.11 Further Assurances. From time to time following the Closing, at the request of any party hereto and without further consideration, the other party hereto shall, at the reasonable expense of the requesting party (to the extent of any out of pocket costs incurred), execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any additional financial obligation or liability) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as follows:

2.1 Organization and Standing. Seller is a North Carolina banking corporation, duly organized, validly existing, and in good standing under the laws of the State of North Carolina, and Seller has full power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Seller is an insured financial institution as defined in the Federal Deposit Insurance Act, and all of the Deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

2.2 Execution and Delivery. Seller has all requisite corporate power to enter into this Agreement with Buyer, to carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Seller has taken all corporate and shareholder action, if any, necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Seller, and each constitutes the legal, valid, and binding obligation of Seller, enforceable in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity) and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

2.3 Compliance with Laws, Permits and Instruments. The Branch has been operated in all material respects in accordance with applicable federal and state laws, rules and regulations. The execution, delivery and (provided the required regulatory and shareholder approvals, if any, are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of Seller or any material mortgage, indenture, lease, agreement or other instrument or any material permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Seller or its properties.

2.4 Litigation. Except as set forth in Schedule 2.4, there are no actions, claims, suits, investigations or proceedings pending or, to Seller’s knowledge, threatened (or any basis therefor known by Seller) affecting the Assets or Liabilities at law or in equity, or by or before any governmental department, commission, board, bureau, agency or instrumentality, that involve any claim not fully covered by insurance. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to Seller’s knowledge, threatened against Seller that questions or might question the validity of this Agreement or any actions taken or to be taken by Seller pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

2.5 Consents. Other than the approvals described in Sections 6.3 and 7.3 and except as set forth on Schedule 2.5, no approval, consent, authorization or action of, or filing with, any governmental body is required on the part of Seller in connection with (a) the execution, delivery or performance by Seller of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Seller of the transactions contemplated hereby.

2.6 Title to and Condition of the Assets. Seller has good and marketable title, free and clear of all security interests, mortgages, encumbrances, pledges, trust agreements, liens or other adverse claims to any of the Assets other than Permitted Liens. No person or entity other than Seller has any right, title or interest in and to any of the Assets other than any Permitted Lien. Upon payment by Buyer of the amounts contemplated by this Agreement, Buyer will acquire good and indefeasible title to the Assets, free and clear of any lien, charge, encumbrance, option or adverse claim other than Permitted Liens.

2.7 Financial Information. The financial and regulatory information set forth in (i) the Consolidated Reports of Condition and Income (or “Call Reports”) filed by Seller with the FDIC for the period ending March 31, 2011, (ii) the unaudited balance sheet and income statement relating to the Branch furnished by Seller to Buyer for the period ending March 31, 2011, and (iii) each trial balance for the Branch furnished by Seller to Buyer pursuant to Section 1.7 as of the end of each month beginning as of June 30, 2011 are, in each case, true and correct in all material respects at such dates.

2.8 Loans. Seller has provided to Buyer full access to its loan files (including relevant information held in desk files of loan officers) for all Loans existing as of March 31, 2011, which loan files shall be updated at and as of the end of each month, beginning as of June 30, 2011, and as of the Closing Date in connection with delivery of the Preliminary List and the Final List pursuant to Section 1.7, and, in each case as so updated, shall be true and accurate in all material respects as of each such date, except that in each case with respect to loan file contents supplied or provided by a borrower or other third party, such contents shall be true and accurate in all material respects as of such date to the knowledge of Seller.

A. Each Loan included in the Assets was made or acquired by Seller or, to Seller’s knowledge, its predecessor in the ordinary course of business consistent with its policies and guidelines then in effect.

B. Except with respect to loan participations owned by Seller, none of the Loans are presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any Loan becoming subject to any such third party servicing.

C. To the knowledge of Seller, there are no misrepresentations of material facts made by officers or employees of Seller or by officers or employees of its predecessor in the credit files relating to the Loans, provided, that the term “facts” shall not include judgments or opinions of such officers or employees which were made in good faith or information which is reflective of information supplied by the borrower or other third parties.

D. With respect to each Loan:

(i) Such Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (i), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectability of the Loan in any material respect or subjects the lender to any material penalty or liability);

(ii) Each note, agreement or other instrument evidencing a Loan and any related security agreement or instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally, and all actions necessary to perfect any related security interest have been duly taken or will be duly taken;

(iii) There has been no material modification to or material waiver of the terms of the applicable loan documents except as reflected in writing in the loan file for such Loan;

(iv) To Seller’s knowledge, there is no valid claim or valid defense (including the defense of usury) to the enforcement of such Loan or a valid right of setoff or rescission;

(v) No claim or defense (including the defense of usury) to the enforcement of a Loan or a valid right of setoff or rescission has been asserted with respect any Loan;

(vi) Seller has not taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against Seller or Buyer (including without limitation any right not to repay any such obligation or any part thereof);

(vii) Such Loan (A) was made substantially in accordance with Seller’s standard underwriting and documentation guidelines as in effect at the time of its origination, (B) where applicable, is secured by the collateral which purports to secure such Loan, and (C) has been administered substantially in accordance with Seller’s standard loan servicing and operating procedures as in effect from time to time;

(viii) No borrower, endorser or guarantor is in bankruptcy or, except as reflected in writing in the loan file for such Loan, has been released from liability on the Loan;

(ix) To Seller’s knowledge, there are no facts, circumstances or conditions with respect to such Loan, the collateral therefor or the borrower’s or any endorser’s or guarantor’s credit standing, that could reasonably be expected to cause such Loan to become delinquent or adversely affect the collectability, the value or the marketability of such Loan or the remedies available against the collateral in the event of any default;

(x) There is no pending, or to Seller’s knowledge, threatened, litigation or claims which may affect in any way the title or interest of Seller or the borrower in and to such Loan, the collateral for such Loan (including endorsements and guarantees) and the promissory note or the mortgage or deed of trust;

(xi) There are no pending, or to Seller’s knowledge, threatened foreclosures, total or partial condemnation or repossession proceedings or insurance claims with respect to such Loan or the collateral for such Loan;

(xii) Seller owns each Loan free and clear of all liens, claims and encumbrances other than Permitted Liens; and

(xiii) No approval, consent, authorization or action of, or notice to, any borrower, endorser or guarantor is required in connection with the transfer of the Loans to Buyer.

2.9 Contracts. To the knowledge of Seller, there are no agreements, contracts or commitments affecting the Assets to which Seller is a party and that require consent by any other person or entity in connection with the consummation of the transactions contemplated hereby either to prevent a breach or to continue the effectiveness thereof, except for consents obtained prior to the Closing Date.

2.10 Intentionally Omitted.

2.11 No Material Adverse Change With Respect to the Assets and Liabilities. Since March 31, 2011, there has been no Material Adverse Change. “Material Adverse Change”, as used in this Agreement, means (a) any decrease in Deposits by more than 15% in the aggregate, (b) any change in the mix of Deposits such that the sum of non-interest checking, interest checking and money market accounts is less than 85% of total Deposits, or (c) any condition, event, change or occurrence that, individually or collectively, has or is reasonably likely to have a material adverse effect upon the Assets or the Liabilities in the hands of Buyer or the ability of Seller to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

2.12 Evidences of Indebtedness. No evidences of indebtedness reflected as Assets of Seller associated with the Branch are, to Seller’s knowledge, subject to any defenses, offsets or counterclaims that may be asserted against Seller or the present holder thereof. With respect to Loans included in the Assets, the borrowers’ obligations with respect to each Loan are secured by a validly perfected security interest in the collateral specified in the Loan documents, if any, in favor of Seller as secured party, having the priority as described in the Loan documents. Seller has been charging interest and other amounts due under the Loan documents in accordance with the terms of such documents.

2.13 Books and Records. The Records are complete and correct in all material respects and have been maintained accurately in accordance with good business practice in the ordinary course of business. Such books and records have been prepared, to the extent applicable, in accordance with generally accepted accounting principles consistently applied throughout the periods involved (subject to normal year-end adjustments). The books and records accurately present the Liabilities and Assets as of the date hereof and will accurately present the same as of the Closing Date. Seller does not have any liabilities (absolute or contingent) which are material to the Assets or the Liabilities that are not reflected or provided for in the books and records.

2.14 Regulatory Compliance. Seller is an “insured depository institution” as defined in 12 U.S.C. Section 1813(c)(2). Except as disclosed in writing to Buyer, all reports, records and other documents or information involving any of the Assets or the Liabilities or the operation of the Branch that are required to be filed by Seller with any regulatory authority including, without limitation, the FDIC and the Internal Revenue Service have been duly and timely filed and all information and data contained in such reports, records or other documents is true, accurate and correct. Seller has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Seller has no reason to believe that any condition or fact exists with respect to Seller that would impede or delay receipt of the necessary regulatory approvals with respect to the transactions contemplated by this Agreement.

2.15 Brokerage Fees. Seller has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby, except for fees of Sandler O’Neill & Partners, L.P. All negotiations relating to this Agreement have been conducted by Seller directly and without the intervention of any person other than Sandler O’Neill & Partners, L.P. in such manner as to give rise to any valid claim against Seller for any brokerage commission or like payment.

2.16 Employee Matters. All Offer Employees (as defined in Section 10.2) have been, or will have been prior to any such employee’s enrollment in Buyer’s employee welfare benefit plan (as that term is defined in section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) pursuant to Section 10.2, covered by an employee welfare benefit plan for a period of not less than twelve consecutive months without a 63-day break in coverage. Seller has provided copies of employment files and records with respect to the Offer Employees.

2.17 Safe Deposit Contracts. Each Safe Deposit Contract is in full force and effect. Neither Seller nor, to Seller’s knowledge, any other party has breached any provision or is in default of any Safe Deposit Contract.

2.18 Tax Matters.

A. With respect to all interest bearing accounts assigned to Buyer, the records of Seller transferred to Buyer contain or will contain all information and documents (including without limitation properly completed IRS Forms W-9) necessary to comply with all information reporting and Tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code of 1986, as amended (the “Code”).

B. All Tax Returns (as defined below) required to be filed on or before the Closing Date (taking into account any properly and timely filed extensions) by Seller with respect to any Taxes (as defined below) payable in respect of the Assets or

Liabilities have been or will be timely filed with the appropriate governmental body in all jurisdictions in which such Tax Returns are required to be filed. All Taxes owed by Seller with respect to the Assets or Liabilities have been or will be paid when due whether or not shown on such applicable Tax Return. There are no claims, assessments, levies, administrative proceedings or lawsuits pending, or to Seller’s knowledge, threatened by any taxing authority with respect to the Assets or Liabilities; and no audit or investigation of any Tax Return of Seller with respect to the Assets or Liabilities is currently underway, or to Seller’s knowledge, threatened.

C. As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which Seller is required to pay, withhold or collect. As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes relating to the Assets or Liabilities, including information returns or reports with respect to backup withholding and other payments to third parties.

2.19 SERP. The SERP is in full force and effect and complies and has complied (in both form and operation) with the applicable requirements of Section 409A of the Code. Neither Seller nor, to Seller’s knowledge, Michael Keck, has breached any provision of, or is in default under, the SERP. No event has occurred nor does any condition exist which, with the giving of notice or passage of time or both, could reasonably result in an assertion of any claim for benefits or an early termination of the SERP. Seller has provided to Buyer an original, signed counterpart of the SERP, including all amendments thereto.

2.20 Representations Not Misleading. No representation or warranty by Seller contained in this Agreement or in any other agreement or document delivered to Buyer in accordance herewith, including the Schedules and Exhibits hereto, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

3.1 Organization and Standing. Buyer is a banking corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Virginia, and Buyer has full power and authority (including all licenses, franchises, permits and other governmental authorizations that are legally required) to own, operate and lease its properties and to carry on the business and activities now conducted by it. Buyer is an insured financial institution as defined in the Federal Deposit Insurance Act, and all of its deposits are insured by the Deposit Insurance Fund of the FDIC to the full extent provided by law.

3.2 Execution and Delivery. Buyer has all requisite corporate power to enter into this Agreement and carry out its obligations under this Agreement and to consummate the transactions contemplated hereby. Buyer has taken all corporate action (and shareholder action, if any) necessary to authorize the execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the other agreements and documents contemplated hereby to which it is a party. This Agreement has been, and the other agreements and documents contemplated hereby have been or at Closing will be, duly executed by Buyer, and each constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms and conditions, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws and judicial decisions affecting the rights of creditors generally, by general principles of equity (whether applied in a proceeding at law or in equity) and by the orderly liquidation provisions of Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

3.3 Compliance with Laws, Permits and Instruments. The execution, delivery and (provided the required regulatory approvals are obtained) performance of this Agreement and the consummation of the transactions contemplated hereby will not conflict with, or result, by itself or with the giving of notice or the passage of time, in any violation of or default under, any provision of the Articles of Incorporation or Bylaws of Buyer or any material mortgage, indenture, lease, agreement or other instrument or any permit, concession, grant, franchise, license, contract, authorization, judgment, order, decree, writ, injunction, statute, law, ordinance, rule or regulation applicable to Buyer or its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or other third party is required in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for filings required in order to obtain the required regulatory approvals, as described in Section 6.3.

3.4 Litigation. No legal action, suit or proceeding or judicial, administrative or governmental investigation is pending or, to Buyer’s knowledge, threatened (or any basis therefor known by Buyer) against Buyer that questions or might question the validity of this Agreement or any actions taken or to be taken by Buyer pursuant hereto or seeks to enjoin or otherwise restrain the transactions contemplated hereby.

3.5 Consents. Other than the approvals described in Section 6.3, no approval, consent, authorization or action of, filing with, any governmental body or other third party is required on the part of Buyer in connection with (a) the execution, delivery or performance by Buyer of this Agreement and the other agreements and documents contemplated hereby or (b) the consummation by Buyer of the transactions contemplated hereby.

3.6 Brokerage Fees. Buyer has not paid or agreed to pay any fee or commission to any agent, broker, finder or other person for or as a result of services rendered as a broker or finder in connection with this Agreement or the transactions covered and contemplated hereby. All negotiations relating to this Agreement have been conducted by Buyer directly and without the intervention of any person in such manner as to give rise to any valid claim against Buyer for any other brokerage commission or like payment.

3.7 Regulatory Conditions. The only regulatory applications that Buyer is required to file and have approved to permit it to consummate the transactions contemplated hereby are the approvals of the Federal Reserve Board and the Bureau of Financial Institutions of the Virginia State Corporation Commission. Buyer is an “eligible depository institution,” as defined in 12 C.F.R. § 303.2(r). Buyer has not received written notice from any governmental authority indicating it would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement. Buyer is not aware of any facts, and has no reason to believe that any condition or fact exists with respect to Buyer, that would materially delay or prevent Buyer from obtaining regulatory approval with respect to the transactions contemplated hereby.

3.8 Representations Not Misleading. No representation or warranty by Buyer contained in this Agreement, and no statement made by Buyer contained in any other agreement or document contemplated hereby, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which it was or will be made, not misleading.

ARTICLE 4

COVENANTS OF SELLER

4.1 Reasonable Efforts. Seller agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

4.2 Information for Governmental Applications. Seller shall promptly, but in no event later than 5 business days after receipt of a request by Buyer, furnish Buyer with all information concerning Seller reasonably required for inclusion in any application or statement required by law to be made by Buyer to or filed by Buyer with any governmental body in connection with the transactions contemplated by this Agreement, and Seller represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Seller shall otherwise cooperate with Buyer in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

4.3 Required Acts of Seller. Prior to the Closing, Seller shall, with respect to the Branch, unless otherwise permitted in writing by Buyer:

A. Operate the Branch in the ordinary course of business;

B. Use all commercially reasonable efforts to preserve its business organization intact and to retain its present customers, depositors and Offer Employees;

C. Act in a commercially reasonable manner to preserve or attempt to preserve its goodwill;

D. Perform all of its obligations under contracts, leases and documents relating to or affecting its assets, properties and business associated with the Branch, except such obligations as Seller may in good faith reasonably dispute;

E. Maintain all personal property in its current operating condition and repair, ordinary wear and tear excepted as reasonably necessary to preserve the value of the Assets and Liabilities;

F. Maintain in full force and effect all insurance policies now in effect or renewals thereof and give all notices and present all claims under all insurance policies in due and timely fashion as reasonably necessary to preserve the value of the Assets and Liabilities;

G. Timely file all reports required to be filed with governmental authorities and observe and conform to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits subject only to permitted extension periods;

H. Timely file all Tax Returns required to be filed by it and promptly pay all Taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable with respect to the Assets and Liabilities subject only to permitted extension periods and to good faith disputes and protests;

I. Withhold from each payment made to each of the Offer Employees the amount of all Taxes (including, but not limited to, federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper tax receiving officers;

J. Continue to follow and, when necessary in Seller’s opinion, implement, policies, procedures and practices regarding the identification, monitoring, classification and treatment of Assets and Liabilities in accordance with prudent banking practices;

K. Cooperate with and reasonably assist Buyer in assuring the orderly transition of the business of the Branch with respect to the Assets and Liabilities to Buyer from Seller; and

L. On or prior to the Closing Date, Seller shall pay in full all production, incentive, performance or annual bonus to Assumed Employees that have been earned through the Closing Date or that directly relate to achievement of employee goals.

4.4 Prohibited Acts of Seller. Prior to the Closing, Seller shall not, without the prior written consent of Buyer:

A. Introduce any new material method of management or operation of the Branch;

B. Increase the rate of compensation of any Offer Employee, except in the ordinary course of business or as otherwise contemplated in this Agreement, or enter into any employment contracts with any Offer Employee;

C. Take any action that would reasonably be likely to result in a Material Adverse Change;

D. Default with respect to any provision of any insurance policy now or hereafter in effect relating to the Branch;

E. Enter into any transaction affecting any Asset or Liability other than in the ordinary course of business;

F. Offer any deposits at the Branch with terms, rates or conditions that are materially different from the terms, rates or conditions on deposits being offered by other financial institutions in Richmond, Virginia, as the case may be (which shall not include any deposit products available in such market exclusively through the Internet) except in the ordinary course of business, and consistent with past practices, competitive conditions, or the movement of interest rates generally;

G. Sell, transfer, pledge, encumber or otherwise dispose of any of the Assets;

H. Renew, extend the maturity of, or alter any of the material terms of any Loan;

I. Cause or permit the transfer to or from the Branch to or from Seller’s other operations of any deposits of the type included in the Liabilities, provided, however, that Seller may transfer deposits to or from Seller’s other branch or offices upon a request of the depositors not solicited by Seller; and

J. Terminate or amend or agree to terminate or amend any provision of the SERP.

4.5 Access; Pre-Closing Investigation and Post-Closing Conversion.

A. Prior to the Closing, upon prior written notice of at least two business days by Buyer, Seller shall afford the officers and authorized representatives of Buyer access to the Branch properties and the books and records of Seller, including without limitation all Loan files, pertaining to the Assets and Liabilities and Offer Employees in order that Buyer may have full opportunity to make such reasonable investigation as it shall desire to make of the Assets and Liabilities, sufficient to verify whether any Material Adverse Change may have occurred, and the satisfaction of the conditions precedent to Buyer’s obligations described in Article 6. Seller agrees at any time, and from time to time, to furnish to Buyer as soon as reasonably practicable, any additional information pertaining to the Assets and Liabilities and Offer Employees as Buyer may reasonably request; provided, that any incremental out-of-pocket costs and expenses of third parties incurred by Seller with respect to such requests in an amount not to exceed $10,000 in the aggregate will be the responsibility of Buyer. In addition, Seller shall provide Buyer reasonable access to the Branch for a mutually agreeable period of time preceding the Closing Date for the purpose of making preparations for systems conversion after the Closing Date. Buyer agrees to conduct its investigations hereunder during normal business hours of Seller (or at such other times as may be mutually agreed) and in a manner which does not unreasonably interfere with the normal operations of Seller; and

B. After the Closing, Seller shall provide Buyer reasonable access to the Branch during normal business hours of the Branch (or at such other times as may be mutually agreed) solely for (i) transition purposes in order to permit such system conversions as may be necessary to consolidate the Assets and Liabilities into Buyer’s Richmond James Center branch as soon as practicable and to operate banking operations at the Branch with respect to the Assets and Liabilities pending completion of such conversions, and (ii) to the extent required by any regulatory agency or governmental body, to comply with any notice or waiting period with respect to the closing of the Branch; provided, however, that nothing herein shall require Buyer to operate or conduct a banking business at the Branch or assume any liability or obligation of Seller with respect to the Branch except as expressly provided in this Agreement.

4.6 Untrue Representations. Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement (except that with respect to those representations and warranties specifically made as of an earlier date, only if such representation or warranty was untrue as of such earlier date) or that results in Seller’s failure to substantially comply with any material covenant, condition or agreement contained in this Agreement.

4.7 Notice of Adverse Changes, Litigation and Claims. Seller shall promptly notify Buyer in writing if Seller becomes aware of (i) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation, against Seller affecting, or reasonably expected to affect, the Branch, if such litigation or potential litigation might, in the event of an unfavorable outcome, result in a Material Adverse Change, (ii) any change that has occurred or has been threatened (or any development that has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of Seller that is or may reasonably be expected to result in a Material Adverse Change, or (iii) any change, other than that described in Schedule 4.7 hereto, that has occurred or has been threatened (or any development that has occurred or been threatened involving a prospective change) in the business, financial condition, operations or prospects of a borrower with respect to a Loan that is reasonably expected to result in a material adverse effect upon the condition, financial or otherwise, properties, business, assets, deposits, earnings or results of operations or cash flows of such borrower.

4.8 No Disclosure or Negotiation with Others. Seller shall not disclose, and shall use commercially reasonable efforts to prevent the disclosure of, any of the terms or conditions hereof to any other person except for disclosure required by appropriate regulatory authorities and disclosure on a “need to know” basis to Seller’s directors, officers, employees, agents, advisors, representatives, and affiliates (subject to Section 12.14), and as long as this Agreement shall remain effective, Seller shall not, directly or indirectly, or through any of its affiliates, nor shall it knowingly permit any of its officers, directors, employees, shareholders, representatives or agents to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, or discuss or negotiate with, or provide any information to, any corporation, partnership, person or other entity or group (other than Buyer or an affiliate or an associate of Buyer or an officer, partner, employee or other authorized representative of Buyer or such affiliate or associate) concerning any sale of or similar transaction involving any portion of the Assets or the Liabilities, or any other possible transaction which would materially impair or otherwise interfere with the consummation of the transactions contemplated hereby. Seller shall promptly cease and cause to be terminated any current negotiations conducted with any parties other than Buyer with respect to the acquisition or purchase of any portion of the Assets or the Liabilities.

4.9 Notices to Customers.

A. Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors, each holder of a safe deposit box domiciled at the Branch and to such other customers as may be required by applicable law, such notice of the contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.

B. As soon as practicable, but in no event later than 15 days prior to the Closing Date (or such shorter period as allowed by RESPA), Seller and Buyer shall give joint notice to each customer to the extent required under the Real Estate Settlement Procedures Act (“RESPA”), of the transfer of the servicing of any Loan subject to RESPA.

C. Buyer and Seller shall share equally the costs and expenses incurred in complying with this Section 4.9.

ARTICLE 5

COVENANTS OF BUYER

5.1 Reasonable Efforts. Buyer agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

5.2 Regulatory Approvals. Buyer shall use commercially reasonable efforts to obtain all regulatory approvals required to be obtained by Buyer in connection with the transactions contemplated by this Agreement at the earliest practicable time. Buyer shall promptly, but in no event later than 5 business days after receipt of a request by Seller, furnish Seller with all information concerning Buyer reasonably required for inclusion in any application or statement required by law to be made by Seller to or filed by Seller with any governmental body in connection with the transactions contemplated by this Agreement, and Buyer represents and warrants that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. Buyer shall otherwise cooperate with Seller in obtaining all governmental and regulatory consents, approvals, licenses, waivers and the like required to be fulfilled or obtained for the completion of the transactions contemplated by this Agreement.

5.3 Notice of Adverse Changes, Litigation and Claims. Buyer shall promptly notify Seller in writing if Buyer becomes aware of (i) any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any schedule or any other information furnished to Buyer or any representation or warranty made in or pursuant to this Agreement or that results in Buyer’s failure to comply with any covenant, condition or agreement contained in this Agreement, or (ii) any litigation, or any claim, controversy or contingent liability that might become the subject of litigation, against Buyer if such litigation might impede, delay or prevent consummation of the transactions contemplated by this Agreement.

5.4 Notice to Customers.

A. Buyer and Seller agree to jointly mail or cause to be jointly mailed to each of the Depositors, each holder of a safe deposit box domiciled at the Branch and to such other customers as may be required by applicable law, such notice of contemplated transfer of the Assets and the Liabilities as may be required as a condition of approval by any regulatory authority, or as otherwise may be required by applicable law.

B. As soon as practicable, but in no event later than 15 days prior to the Closing Date (or such shorter period as allowed by RESPA), Seller and Buyer shall give joint notice to each customer to the extent required under RESPA, of the transfer of the servicing of any Loan subject to RESPA.

C. Buyer and Seller shall share equally the costs and expenses incurred in complying with this Section 5.4.

5.5 Use of Name. It is understood that Seller is not transferring to Buyer any right, title or interest in or to, or any right of license to use, Seller’s name in connection with the Assets or Liabilities or otherwise. Accordingly, Buyer shall not use, keep or claim any registered or unregistered trademark, service mark or other identification commonly associated with Seller, or any sign, display or similar material of Seller or any banking or other forms, stationery, passbooks, checks, traveler’s checks, cashier’s checks, manager’s checks or similar banking material of Seller or bearing Seller’s name or other similar marks or identification (except to the extent necessary to conduct business operations and with Seller’s prior consent following Closing, and then only if Seller’s name, marks or identification are obliterated from such material, and such material is clearly identified as that of Buyer), or any proprietary material of Seller including, without limitation, operating manuals, training manuals and public relations, explanatory or advertising materials. No agency relationship exists between the parties hereto. At no time, whether before or after the Closing Date, shall Buyer transact any business in the name of Seller or in any way hold itself out as the actual or apparent agent of Seller; provided that nothing in this Section 5.5 will be construed to limit Buyer’s right to use Seller’s name, marks, banking materials or similar identification in connection with actions permitted or contemplated by Article 9 or actions taken with respect to the Loans under the limited power of attorney granted by Seller to Buyer pursuant to this Agreement.

ARTICLE 6

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

All obligations of Buyer under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part in writing by Buyer:

6.1 Compliance with Representations, Warranties and Agreements. The representations and warranties made by Seller in this Agreement or in any schedule delivered to Buyer pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Seller shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

6.2 Necessary Corporate Actions. Seller shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, including any requisite shareholder’s approval, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

6.3 Governmental Approvals. Buyer shall have received approvals, acquiescences or consents from all necessary governmental agencies and authorities to the transactions contemplated by this Agreement, including, but not limited to, the approvals of the Federal Reserve Board and the Bureau of Financial Institutions of the Virginia State Corporation Commission for Buyer to acquire the Assets and assume the Liabilities, and all applicable waiting periods shall have expired or otherwise been terminated; provided, however, that no governmental or regulatory consent, approval or authorization shall have imposed any condition or requirement that would result in a Material Adverse Change, or a material adverse effect on the consummation of the transactions contemplated hereby. Such approvals and the transactions contemplated hereby shall not have been contested or threatened to be contested by any federal or state governmental authority or by any other third party by formal proceedings.

6.4 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) require the divestiture of a material portion of the Assets or the Liabilities once acquired by Buyer, (c) impose material limits on the ability of Buyer to consummate this Agreement, or the transactions contemplated hereby, or (d) if this Agreement, or the transactions contemplated hereby, is consummated, subject Buyer or any officer, director or employee of Buyer to criminal penalties or to civil liabilities. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (d) above.

6.5 No Material Adverse Change With Respect to the Assets and Liabilities. There shall have been no Material Adverse Change since March 31, 2011.

6.6 Consents of Third Parties. Seller shall have obtained all consents of third parties in form and substance reasonably satisfactory to Buyer, necessary to consummate the transactions contemplated by this Agreement.

6.7 Documentation. The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Seller shall conform to the provisions of this Agreement or otherwise be reasonably satisfactory in all respects to Buyer.

ARTICLE 7

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

All obligations of Seller under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by Seller.

7.1 Compliance with Representations, Warranties and Agreements. The representations and warranties made by Buyer in this Agreement or in any schedule delivered to Seller pursuant hereto shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Effective Time with the same force and effect as if such representations and warranties were made at and as of the Effective Time, except with respect to those representations and warranties specifically made as of an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Buyer shall have performed or complied in all material respects with all material agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Effective Time except as specifically provided to the contrary in this Agreement.

7.2 Necessary Corporate Actions. Buyer shall have taken any and all requisite corporate actions and other steps and secured any other corporate approvals, necessary to authorize and consummate this Agreement and the transactions contemplated hereby.

7.3 Governmental and Other Approvals. Buyer and Seller shall have received approvals, acquiescences or consents to the transactions contemplated by this Agreement from all necessary governmental agencies and authorities for the transactions contemplated hereby, and Seller and Buyer shall have received satisfactory evidence that such approvals have been obtained and that any necessary waiting periods have passed. In addition, neither Seller nor Buyer shall have received any objection to the transactions contemplated by this Agreement from any governmental agency or authority.

7.4 No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to the acquisition by any federal, state or foreign government or governmental authority or by any court, domestic or foreign, including the entry of a preliminary or permanent injunction, that would (a) make this Agreement or the transactions contemplated hereby illegal, invalid or unenforceable, (b) if this Agreement, or the transactions contemplated hereby, is consummated, subject any officer, director or employee of Seller to criminal or civil liability, or (c) impose material limits on the ability of Seller to consummate this Agreement, or the transactions contemplated hereby. No action or proceeding before any court or governmental authority, domestic or foreign, by any government or governmental authority or by any other person, domestic or foreign, shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (a) through (c) above.

7.5 Consents of Third Parties. Buyer shall have obtained all consents of third parties in form and substance reasonably satisfactory to Seller, necessary to consummate the transactions contemplated by this Agreement.

7.6 Documentation. The form and substance of all instruments of assumption and other documents delivered pursuant to this Agreement by Buyer shall conform to the provisions of this Agreement or otherwise be reasonably satisfactory in all respects to Seller.

ARTICLE 8

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

AGREEMENT AND OBLIGATIONS; INDEMNIFICATION

8.1 Survival. The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing Date and shall continue thereafter for a period of two years after the Closing Date. Such representations and warranties shall not be affected by, and shall remain in full force and effect notwithstanding, any investigation at any time made by or on behalf of any party hereto or any information any party may have with respect thereto. All of the post–closing covenants contained in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby until the date on which all such covenants are satisfied.

8.2 Indemnification by Seller. Seller agrees, effective as of the Closing, to pay, and to indemnify, save, defend and hold harmless Buyer and each of its Insiders (as defined in Section 8.5) from and against, and shall reimburse Buyer and its Insiders with respect to, any and all Losses (as defined in Section 8.5) imposed on, incurred by or asserted against Buyer or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A material breach of any representation or warranty of Seller contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B. Ownership or operation of the Branch and its businesses and properties prior to the Effective Time;

C. Liabilities of Seller that are not expressly assumed by Buyer under this Agreement, including the Retained Liabilities;

D. A material breach of any covenant of Seller or the failure of Seller to perform any agreement, covenant or obligation of Seller contained in this Agreement or in any other agreement or document executed pursuant to this Agreement;

E. Any Taxes, including interest and penalties, required to be paid by Seller or its successor, which relate to Seller’s business or assets at or prior to the Effective Time; and

F. Employment claims existing or asserted prior to the Closing Date by any individual who is or was an officer or employee of Seller.

Any claim for indemnification shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement, except for those matters disclosed on Schedule 4.7, which disclosure shall be deemed given with respect to each covenant and representation to which it is relevant.

8.3 Indemnification by Buyer. Buyer hereby agrees, effective as of the Closing, to pay, and to indemnify, save and hold harmless Seller and each of its Insiders from and against, and shall reimburse Seller and its Insiders with respect to, any and all Losses imposed on, incurred by or asserted against Seller or its Insiders (or any of them) in any way relating to or arising from or out of:

A. A material breach of any statement, representation or warranty of Buyer contained in this Agreement, or any schedule, certificate or other document delivered pursuant hereto or as part of the transactions contemplated hereby;

B. Liabilities of Seller that are expressly assumed by Buyer under this Agreement;

C. A material breach of any covenant of Buyer or the failure of Buyer to perform any agreement, covenant or obligation of Buyer contained in this Agreement or in any other agreement or document executed pursuant to this Agreement,

D. Any Taxes, including interest and penalties, required to be paid by Buyer or its successor, which relate to the Assets or Liabilities after the Effective Time; and

E. Except as otherwise expressly provided in this Agreement, employment claims that arise after the Closing Date by any Assumed Employee (as defined in Section 10.2).

Any claim for indemnification shall be applicable to each covenant or representation independently, irrespective of whether such claim is consistent with any other covenant or representation contained in this Agreement.

8.4 Limit on Indemnities. Notwithstanding any other provision hereof, the rights of any party to be indemnified shall be subject to the following limitations:

A. The indemnifying party shall pay claims arising by virtue of claims asserted by third parties against the indemnified party hereunder when a claim against the indemnified party has been established by a final, non-appealable judgment in litigation or by settlement consented to in writing by Seller and Buyer;

B. The indemnifying party shall be entitled to participate in, but not control, any defense of any claim asserted by third parties against the indemnified party at the indemnifying party’s sole cost and expense;

C. Seller shall not be liable to Buyer or its Insiders under Section 8.2 for any Losses in excess of the amount of the Premium; provided, however, that this limitation shall not apply with respect to Losses arising out of any fraud, intentional misrepresentation, gross negligence or willful misconduct;

D. Notwithstanding anything contained herein to the contrary, in no event shall any party hereto be liable for lost profits or for any indirect, special, consequential, incidental, exemplary or punitive damages, including lost profits or lost revenues arising out of a breach of this Agreement, even if advised at the time of the breach of the possibility of such damages; and

E. The indemnifying party shall not be liable for any claim covered by the indemnities under Sections 8.2A or 8.3A unless the indemnifying party has been notified of such claim prior to the second anniversary of the Closing Date.

8.5 Definitions. For the purposes of this Article 8, the term “Insiders” means the officers, directors, shareholders, representatives, and agents of a business entity, and the term “Losses” means damages, liabilities, losses, obligations, actions, suits, disbursements, claims, deficiencies, penalties, interest, expenses, fines, assessments, charges and costs (including, without limitation, reasonable attorneys’ and expert witness’ fees, costs of investigation and court costs) of every kind except as otherwise limited herein.

ARTICLE 9

OPERATIONAL AGREEMENTS

9.1 Replacement of Customer Check Stock and ATM and Debit Cards. The parties will use reasonable efforts to develop procedures (i) that will cause checks drawn on Seller’s form of check stock against Deposits that are received after the Effective Time to be cleared through Buyer’s then current clearing procedures and (ii) to provide for the delivery of new ATM and debit cards by Buyer and the orderly processing of ATM and debit card transactions.

9.2 Payment of Checks, Drafts, and Orders. After the Effective Time, Buyer agrees (i) to pay in accordance with applicable law, the Deposit agreements and customary banking practice all checks, drafts and withdrawal orders properly drawn by Depositors and properly presented to Buyer, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Buyer, to the extent that the Deposit balances to the credit of the respective makers or drawers assumed by Buyer under this Agreement are sufficient to permit the payment thereof (after taking into account any overdraft protection rights of the Depositors), and (ii) in all other respects to discharge, in accordance with applicable law, the depository agreements and customary banking practice in the usual course of its banking business, all duties and obligations of Seller with respect to the balances due and owing to the Depositors. If any of the Depositors shall demand payment from Seller for all or any part of any Deposit, Seller shall not be liable or responsible for making such payment.

9.3 Clearing Items. During the 30-day period following the Closing Date, if it is not possible to clear checks and other items drawn on a Deposit account through Buyer’s then current clearing procedures, Seller will make provisional settlement to the presenting institution and will forward such checks and other items on such Deposit to Buyer, no later than the next business day after receipt thereof, and Buyer will reimburse Seller for such provisional settlement within three business days. Upon the expiration of such 30-day period, Seller shall cease forwarding checks and other debits against the Deposit accounts and return them to the originators marked “Account Closed.” Upon timely presentation to Buyer, Buyer will assume all responsibility for such items (except for such items that have not been handled by Seller in accordance with applicable law or regulation, or with ordinary care), including but not limited to determining whether to honor or dishonor such items and giving any required notification for the return of items.

9.4 Returned Items. Buyer agrees, no later than the start of the second business day after demand by Seller, to pay to Seller an amount equivalent to the amount of any uncollected item included in a Depositor’s balance on the Closing Date that is returned within 60 days after Closing as not collected. Buyer shall be required to make such payment for an item only up to the balance of any funds on deposit with Buyer and any balance available to the customer under any overdraft plan the Depositor has with Buyer at the time Seller makes the demand as aforesaid.

9.5 Data Processing. Following the receipt of all required regulatory approvals, Seller shall provide reasonable cooperation to Buyer in converting the current data processing activities of the Branch with respect to the Assets and Liabilities to Buyer’s data processing system to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer. As soon as practicable at the request of Buyer after receipt of all required regulatory approvals, Seller shall deliver to Buyer, at Buyer’s expense, a list of the Deposits (customer names, addresses and tax identification numbers, current balances and maturities of all certificates of deposits), grouped by deposit type, and original or one duplicate copy (including electronic copy, magnetic tape, disc storage, card forms and printed copy) and upon Closing shall deliver all customer information files and customer records, ACH items, application files, machine operating and application software, full documentation of all application and processing routines, and any other documentation in the possession of Seller and necessary to the orderly operation and conversion to Buyer’s system of the Branch’s data processing operations to the extent necessary to facilitate the transfer of the Assets and Liabilities to Buyer.

9.6 Compliance with Garnishments and Similar Orders. After the Effective Time, Buyer will comply in all material respects with any and all garnishments, similar court orders, tax liens and order of any governmental entity in effect with respect to the Deposits, and Buyer will not pay any Deposits in violation of such garnishments, orders or tax liens or otherwise take any actions not permitted pursuant thereto or pursuant to applicable law.

9.7 Direct Deposit Arrangements. Seller will use reasonable efforts to transfer to Buyer on the Closing Date all of those automated clearing house and Fed wire direct deposit arrangements that are tied by agreement or other standing arrangement to the Deposits.

9.8 Intentionally Omitted.

9.9 Final Statements. Seller will render a final statement to each Depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time and will comply with all laws, rules and regulations regarding tax reporting of transactions of such accounts through the Effective Time; provided, however, that Seller shall not be obligated to render a final statement on any account not ordinarily receiving periodic statements in the ordinary course of Seller’s business. Seller will be entitled to impose normal fees and service charges on a per-item basis, but Seller will not impose periodic fees or blanket charges in connection with such final statements unless such final statement is made as of a date that would ordinarily carry such periodic fees or blanket charges.

9.10 Interest Reporting and Withholding. All tax information reporting and filing requirements and all tax withholding requirements with respect to the Assets and the Liabilities are the responsibility of Seller up to and through the Closing Date and the responsibility of Buyer thereafter.

9.11 Loans. In connection with the transfer of the Loans, Seller and Buyer agree as follows:

A. The parties will cooperate and use commercially reasonable efforts to cause Buyer to become the beneficiary of credit life, accident and health, vendor’s single interest premium or similar insurance purchased by or on behalf of such customer on the Loans. For the duration of such insurance, Seller and Buyer agree to cooperate in good faith to develop a mutually satisfactory method by which the issuer of such insurance will make rebate payments to and satisfy claims of the holders of such certificates of insurance after the Effective Time;

B. Each of Buyer and Seller will use commercially reasonable efforts to comply with all notice and reporting requirements of the loan documents or of any law or regulation with respect to the transfer of such loans;

C. Within 15 days prior to the Closing Date (or, if such shorter period is allowed by law, following receipt of all regulatory approvals but prior to the Closing Date), Seller will, at its expense, send to Loan customers payment information or payment notices with Buyer’s payment address. Within 30 days after the Closing Date, Buyer will, at its expense, issue new coupon books or similar payment notices for payment of the Loans with instructions to use Buyer’s coupons or statements and to destroy unused coupons furnished by Seller;

D. For a period of 90 days after the Closing Date, within 3 business days after receipt by Seller of any check or money order made payable to Seller representing payment on a Loan, Seller shall issue and forward a cashier’s check made payable to Buyer or wire transfer to the benefit of Buyer in the amount of such item, and forward the item for collection. If the item is returned unpaid, however, Seller shall promptly notify Buyer of such item’s return and shall forward the original of such item to Buyer. Within 3 business days after receipt of such returned item, Buyer shall issue and forward a cashier’s check or wire transfer to Seller in the amount of such item, and Buyer shall be responsible for any further efforts to collect such item; and

E. If the balance due on any Loan has been reduced by Seller as a result of a payment by check received prior to the Closing Date, which item is returned after the Closing Date, the asset value representing the Loan transferred shall be correspondingly increased and an amount in cash equal to such increase shall be paid by Buyer to Seller promptly upon demand.

9.12 Other Items. After the Effective Time, Seller agrees to deliver immediately, but in no event later than 2 business days after receipt by Seller, to Buyer (i) any collected funds accepted by Seller for credit to any account included in the Deposits, (ii) any refunds or reimbursements of prepaid expenses included in the acquired Assets for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Seller, and (iii) any written notices or correspondence received by Seller relating to the Deposits or the Loans. Buyer shall pay to Seller immediately, but in no event later than 2 business days after receipt by Buyer, any refunds or reimbursements of accrued expenses for which an adjustment to the purchase price was made pursuant to Section 1.8 and which are accepted by Buyer. Notwithstanding the foregoing provisions of this Article 9, each of Seller and Buyer shall as soon as practicable following the Closing establish demand deposit accounts in favor of the other, and shall credit such accounts with any amounts payable to the other pursuant to this Article 9. The party in whose favor such account is established shall be entitled to draw upon such account by wire transfer at any time. All amounts shall be credited on or before the time that such amounts would otherwise be payable pursuant to the applicable section of this Article 9. Each of Buyer and Seller shall maintain the accounts so established for a period of 90 days after the Closing Date.

9.13 Safe Deposit Box and Safekeeping Business. From and after the Effective Time, Buyer agrees to assume and discharge, in the usual course of banking business, the duties and obligations of Seller with respect to all safe deposit boxes associated with any Safe Deposit Contracts assumed by Buyer pursuant to this Agreement, and to maintain all necessary facilities for the use of such boxes by the renters thereof during the period for which such persons have paid rent therefore in advance to Seller, subject to the provisions of the rental agreements between Seller and the respective renters of such boxes. From and after the Closing, Buyer shall assume, honor, and discharge the duties and obligations of Seller with respect to all safekeeping items obtained from Seller pursuant to such assumed Safe Deposit Contracts and shall be entitled to any right or benefit thereafter. At the Closing, Seller shall provide Buyer with a true and correct list of all Safe Deposit Contracts with respect to the Branch in effect as of the Closing Date that Buyer assumes hereunder, together with the rentals or other amounts paid on such Safe Deposit Contracts and the expiration dates of such Safe Deposit Contracts.

9.14 Non-Solicitation Agreement. For and in consideration of the purchase by Buyer of the Assets and the assumption of the Liabilities, the payment of the Premium and the other agreements and covenants contained in this Agreement, from the date hereof and for a period of 24 months following the Closing Date, Seller will not solicit the commercial banking business of any current customers of the Branch whose banking business or any part thereof is transferred to Buyer as part of the Assets or Liabilities pursuant to the terms of this Agreement. If any court of competent jurisdiction should determine that any term or terms of this covenant are too broad in terms of time, geographic area, lines of commerce or otherwise, such court shall modify and revise any such term or terms so that they comply with applicable law. Seller hereby acknowledges and agrees that Buyer will be irreparably damaged if the provisions of this Section 9.14 are not specifically enforced. Accordingly, Buyer shall be entitled to an injunction restraining any violation of this Section 9.14 by Seller (without any bond or other security being required), or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy that Buyer may have at law or in equity.

9.15 Books and Records. Buyer shall allow Seller and its authorized agents and representatives to inspect any of the Records for any proper purpose during regular business hours after the Closing Date upon reasonable notice to Buyer (which notice shall specify the purpose of such inspection), and Seller may, at its own expense, make such copies of and excerpts from such books and records as it may deem desirable; provided, however, that all information, including copies of books and records, obtained by Seller from Buyer pursuant to this Section 9.15 shall be and remain confidential information known to Seller or otherwise contained in Seller’s books and records. Buyer shall maintain all material books and records relating to the Assets and the Liabilities for a period that is not less than the greater of (i) the period required by applicable law, rule or regulation or (ii) 3 years from the Closing Date.

9.16 Taxes. Buyer shall be responsible for the payment of all taxes (including transfer taxes), recording fees, Uniform Commercial Code filing fees and the like arising as a result of the purchase of the Assets; except that Buyer shall not be responsible for, or have any liability with respect to, taxes on any income to Seller arising out of this transaction. Seller shall cooperate with Buyer in Buyer’s efforts to minimize all taxes and fees payable by Buyer, if any, as a result of the transactions contemplated by this Agreement, provided that Seller can do so without incurring any out-of-pocket costs or expenses or additional tax liability.

9.17 Allocation of Purchase Price. The purchase price of the Assets and Liabilities hereunder shall be allocated on an allocation schedule to be agreed to by Buyer and Seller prior to the Closing. Within 60 days after the Closing, Seller shall prepare an IRS Form 8594 reflecting the allocation of the purchase price as agreed to by Seller and Buyer and shall submit such Form 8594 to Buyer for review. Buyer shall inform Seller in writing of any disagreements with the amounts allocated on Form 8594 within 45 days after receipt. Buyer and Seller agree that they will not take, nor will they permit any affiliated person to take, for income tax reporting purposes a position inconsistent with such allocation.

9.18 Branch Closing Notices. Buyer and Seller shall, in consultation with each other and with appropriate bank regulatory authorities, mutually agree on the party to be responsible for preparing and furnishing all required notices to applicable bank regulators and to customers of the Branch regarding the closing of the Branch, as required by federal and state law, including 90 days prior notice to bank regulators and to customers of the Branch, the posting on the Branch premises of a notice of the closing of the Branch at least 30 days prior to its closing, and 30 days prior notice to lessees under any Safe Deposit Contracts that will be relocated as a result of the closing of the Branch.

9.19 Reimbursement of Richmond Branch Lease Costs During Post-Closing Conversion and Branch Closing. Buyer and Seller intend to close the Branch located at 6806 Paragon Place in Richmond, Virginia and Buyer intends to transfer the Assets and Liabilities to its Richmond James Center branch as soon as practicable after the Closing Date. Buyer will reimburse Seller for rental payments, including utility costs, not to exceed $20,000 per month or $60,000 in the aggregate made by Seller pursuant to the Richmond Branch Lease from the Closing Date through the date on which the data conversion process is complete and the Branch has been closed, promptly after receipt by Buyer from Seller of invoices in reasonable detail verifying the amount of such expenses.

ARTICLE 10

EMPLOYEE MATTERS

The parties shall follow the following procedure in dealing with employees of the Branch regarding employment after the Closing:

10.1 Notice to Employees and Information. With respect to all employees of Seller affiliated with the Branch (the “Branch Employees”), as soon as reasonably practicable after the signing of this Agreement, Seller shall notify each Branch Employee that Seller and Buyer have entered into an agreement with respect to Buyer’s acquisition of the Assets and Liabilities.

10.2 Offer of Employment. Buyer shall consider for employment those Branch employees listed on Schedule 10.2 (the “Offer Employees”) in substantially their then current positions with substantially the same remuneration and benefits generally equivalent to current levels; provided, however, that nothing herein shall (i) obligate Buyer to employ any Offer Employee or consider any other Branch employee for employment, (ii) require Buyer to provide any Assumed Employee (as defined below) the same remuneration or benefit levels of such Assumed Employee’s remuneration or benefits immediately prior to the Closing Date, or (iii) prohibit Buyer from terminating any Assumed Employee for any reason. No later than 20 days prior to the Closing Date, Buyer shall give Seller written notice (the “Offer Notice”) as to which, if any, of the Offer Employees Buyer will offer employment. Any Branch employee that is not listed on the Offer Notice shall not be offered employment by Buyer. No later than 15 days prior to the Closing Date, Buyer will offer employment to the Offer Employees identified in the Offer

Notice. To the extent permitted by applicable law, the period of service with Seller of each Offer Employee who accepts employment with Buyer (each an “Assumed Employee”) shall be recognized only for vesting and eligibility purposes under Buyer’s benefit plans; provided, that the terms of the SERP (as it may be amended from time to time by Buyer without reducing the benefit accrued by Michael Keck as of the Effective Time and without changing the time or form of payment) will apply to Michael Keck if he becomes an Assumed Employee. Buyer shall permit each Assumed Employee to participate in the same health, vacation and other benefits as Buyer provides to its other employees, provided that Buyer shall not be obligated to make any contribution to any plan or program on behalf of any of such Branch employees, with respect to any period prior to the Closing. Pre-existing condition restrictions of Buyer’s health plan shall be waived with regard to the Assumed Employees; provided, however, that to the extent a pre-existing exclusion applied to such Assumed Employee under Seller’s health plan, such pre-existing condition exclusion shall continue to apply under Buyer’s health plan. All sick leave and disability leave accrued and not used by an Assumed Employee prior to the Closing Date shall be maintained by Buyer after the Closing Date. For purposes of determining each Assumed Employee’s vacation benefit with Buyer for the year in which the Effective Time occurs under Buyer’s vacation program, any vacation taken by an Assumed Employee while employed with Seller preceding the Closing Date for the year in which the Effective Time occurs will be deducted from the total buyer vacation benefit for which such Assumed Employee is eligible for such year under Buyer’s vacation program. After the Closing Date, Assumed Employees will be employed on an at-will basis by Buyer; provided, however, that in no way shall Buyer be liable for any claims that any Branch employee may have against Seller and Buyer may request a release from each Branch employee with respect thereto.

10.3 Non-Assumed Employee; Costs of Termination. Seller shall be solely responsible for the management, reassignment, relocation or termination of any Branch employees that are not Assumed Employees, and Seller shall pay any and all costs (including, without limitation, severance pay and accrued vacation pay) associated with termination of any Branch employee, other than the Assumed Employees, who is terminated by Seller.

10.4 Communications. Seller shall coordinate all communications to Branch employees, after consultation with Buyer; provided, however, this Section 10.4 shall not be construed to require Buyer and Seller to act jointly at any time.

10.5 Seller’s Retention of Liabilities. Seller shall retain all liabilities and obligations (including, without limitation, the liability and obligation for all wages, salary, vacation pay and unemployment, medical, dental, vision, health, disability and retirement benefits), for any claims incurred by any Branch employee prior to the Effective Time. Buyer shall not at any time assume any liability for the benefits of any Branch employee under any of Seller’s benefit plans except under the SERP if Michael Keck becomes an Assumed Employee. Seller shall be responsible for providing any Branch employee whose “qualifying event,” within the meaning of section 4980B(f)(3) of the Code, occurs on or prior to the Effective Time (and such Branch Employee’s “qualified beneficiaries” within the meaning of section 4980B(g)(1) of the Code) with the continuation of group health coverage required by section 4980B(f) of the Code under the terms of the health plan maintained by Seller.

10.6 No Third Party Beneficiaries. Nothing in this Article 10 is intended, nor shall it be construed, to confer any rights or benefits upon any person other than Buyer and Seller, including any rights to be employed or respecting the terms and duration of employment.

10.7 Non-Solicitation of Employees. From the date of this Agreement until the Closing Date, Seller shall not (a) terminate any Offer Employee, except for cause, or (b) relocate, or agree to relocate, any Offer Employee to another branch or office of Seller or any affiliate of Seller unless Buyer has notified Seller that such Offer Employee has declined or intends to decline Buyer’s offer of employment. From and after the Effective Time, and for a period of two years after the Closing Date, Seller and its respective successors and assigns shall not directly or indirectly hire any Assumed Employee, without the prior consent of Buyer, unless (i) such Assumed Employee responds to a general advertisement for employment by Seller or any affiliate of Seller, or (ii) such Assumed Employee’s employment was terminated by Buyer.

ARTICLE 11

TERMINATION AND ABANDONMENT

11.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated and abandoned at any time prior to or at the Closing as follows, and in no other manner:

A. By the mutual written consent of Seller and Buyer;

B. By either Buyer or Seller, if the Closing has not occurred within ten business days following receipt of all necessary regulatory approvals and the expiration of any mandatory waiting period or such other date as Seller and Buyer shall agree in writing as necessary to accommodate the data conversion and Branch closing process, unless the failure to so consummate by such time is due to a breach of this Agreement by the party seeking to terminate;

C. By Buyer or Seller if (i) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority whose approval is required to complete such transactions, or (ii) if either party reasonably determines in good faith after consultation with outside counsel that there is substantial likelihood that any requisite regulatory approval will not be obtained or will be obtained only upon a condition or conditions that make it inadvisable to proceed with the transactions contemplated by this Agreement;

D. By Buyer if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Buyer, after consultation with outside counsel and Seller, makes it inadvisable to proceed with such transaction;

E. By Seller if there shall be any actual or threatened litigation to restrain or invalidate the sale of the Assets to, or the assumption of the Liabilities by, Buyer that, in the good faith judgment of Seller, after consultation with outside counsel and Buyer, makes it inadvisable to proceed with such transaction;

F. By Buyer if any Material Adverse Change with respect to the Assets or Liabilities has occurred since March 31, 2011 which has not been cured or which cannot be cured within 10 business days after the earlier of Seller obtaining knowledge thereof or Buyer delivering written notice to Seller that a Material Adverse Change has occurred; or

G. By either Buyer or Seller in the event of a material breach by the other of any representation, warranty or agreement contained herein, or the failure of any condition to a party’s obligation to consummation the transaction, that is not cured or cannot be cured within 30 days after written notice of such termination has been delivered to the breaching party; provided, however, that termination pursuant to this provision shall not relieve the breaching party of liability for such breach.

11.2 Notice of Termination. The power of termination provided for by Section 11.1 may be exercised only by a notice given in writing, as provided in Section 12.4.

11.3 Effect of Termination. Without limiting any other relief to which either party hereto may be entitled, in the event of the termination and abandonment of this Agreement pursuant to the provisions of Section 11.1, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except for (a) liability of a party for expenses pursuant to Section 12.11, and (b) the provisions of Section 12.15 shall remain applicable.

ARTICLE 12

MISCELLANEOUS

12.1 Entire Agreement. This Agreement and the other agreements, documents and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

12.2 Multiple Counterparts. For the convenience of the parties hereto, this Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

12.3 Amendment. This Agreement may be amended, modified or supplemented only by a written instrument signed by each party hereto.

12.4 Notices. Any and all notices and other communications required or permitted to be given under this Agreement by any party hereto to the other party may be delivered personally or by overnight courier service or sent by mail, telex or facsimile transmission, at the respective addresses or transmission numbers set forth below and shall be effective upon the earlier of actual receipt or (a) in the case of mail, upon the earlier of actual receipt or 3 business days after deposit in the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (b) in the case of overnight courier service, one business day after delivery to such courier service with instructions to deliver the next business day. The parties may change their respective addresses and transmission numbers by written notice to all other parties, sent as provided in this Section 12.4. All communications must be in writing and addressed as follows:

If to Seller:	Paragon Commercial Bank 3535 Glenwood Avenue Raleigh, NC 27612 Attn: Robert C. Hatley President and Chief Executive Officer

With a Copy to:	Todd H. Eveson Gaeta & Eveson, P.A. 700 Spring Forest Road Suite 335 Raleigh, NC 27609

If to Buyer:	Xenith Bank 901 East Cary Street Suite 1700 One James Center Richmond, VA 23219 Attn: Thomas W. Osgood Chief Financial Officer

With a Copy to:	J. Waverly Pulley, III Hunton & Williams LLP 951 East Byrd Street Riverfront Plaza-East Tower Richmond, VA 23219

12.5 Binding Effect. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement.

12.6 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the Commonwealth of Virginia without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Virginia or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

12.7 Attorneys’ Fees and Costs Upon Enforcement. In the event attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

12.8 Severability. In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, then (a) such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof; (b) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement; and (c) there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable.

12.9 Assignability. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 12.9 shall be void and of no effect.

12.10 Rules of Construction. All sections referred to herein are sections of this Agreement and all exhibits and schedules referred to herein are exhibits and schedules, respectively, attached to this Agreement. Descriptive headings as to the contents of particular sections are for convenience only and shall not control or affect the meaning, construction or interpretation of any provision of this Agreement. The exhibits and schedules to this Agreement (and any appendices thereto) referred to in this Agreement and attached hereto are and shall be incorporated herein and made a part hereof for all purposes as though set forth herein verbatim. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense.

12.11 Expenses. Seller shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses and application fees and fees of Sandler O’Neill & Partners, L.P.), and Buyer shall pay all of its expenses and costs (including, without limitation, all attorneys’ fees and expenses and application fees), in connection with this Agreement and the consummation of the transactions contemplated hereby.

12.12 Waiver. Any of the terms or conditions of this Agreement may be waived at any time by the party that is entitled to the benefit thereof. No party to this Agreement shall by any act (except by a written instrument signed by the party to be charged) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. Neither failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

12.13 Specific Performance. Each of the parties hereto acknowledges that the other parties would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

12.14 Public Disclosure. Seller and Buyer will consult with each other regarding the content of any press release or other public disclosure concerning this transaction and obtain the prior written approval of the other party hereto; provided, however, that notwithstanding anything else contained in this Section 12.14, Seller and Buyer shall be permitted to make any public disclosure or governmental filings as its counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations.

12.15 Confidential Information. Except as may be required by applicable securities laws or as may be necessary to obtain the regulatory approvals as described in Section 6.3, Seller and Buyer will treat as confidential any information related to the transactions described herein obtained from the other party. Seller and Buyer will use such information, and not disclose it to others, except their employees, advisors, directors and agents, expressly for the purposes of evaluating the potential of consummating the transactions proposed herein. The term “information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known by the public, (b) was available on a nonconfidential basis from a source other than Seller or Buyer or (c) was independently acquired or developed without violating any laws or obligations under this Agreement. In the event of termination of this Agreement, each party shall redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same. Notwithstanding the return of such documents, work papers and other materials, each party shall be bound by the obligations of confidentiality set forth herein for a period of two (2) years following the effective date of the termination of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

BUYER:

XENITH BANK

By:	/s/ T. Gaylon Layfield, III
Name:	T. Gaylon Layfield, III
Title:	President & Chief Executive Officer

SELLER:

PARAGON COMMERCIAL BANK

By:	/s/ Robert C. Hatley
Name:	Robert C. Hatley
Title:	President & Chief Executive Officer

[Signature Page to Purchase and Assumption Agreement]

SCHEDULES

Schedule 1.1(A)	-	Loans
Schedule 1.1(B)	-	Safe Deposit Contracts
Schedule 1.1(D)	-	Courier Assets
Schedule 1.3(A)	-	Deposits
Schedule 1.3(D)	-	SERP
Schedule 1.4(A)	-	Richmond Branch Lease
Schedule 2.4	-	Litigation
Schedule 2.5	-	Consents
Schedule 4.7	-	Seller’s Disclosure of Material Adverse Change
Schedule 10.2	-	Offer Employees

Exhibit A

CLOSING SETTLEMENT AMOUNTS

Payment Amount
1.	Deposits:	$
2.	Accrued interest payable on Deposits:	$
3.	Subtotal (Line 1 plus Line 2):	$
4.	Certificates of deposit in excess of $5,000,000:	$
5.	Subtotal (Line 3 minus Line 4):	$
6.	Premium (Line 5 times 3.92%):	$
7.	Subtotal (Line 3 minus Line 6):		$	__________
8.	Loans:[1]	$
9.	Accrued interest receivable with respect to Loans:	$
10.	Subtotal (Line 8 plus Line 9):	$
11.	Courier Assets:	$
12.	Subtotal (Line 10 plus Line 11):	$
13.	Discount (Line 10 times 3.77%):	$
14.	SERP:[2]			$148,877.00
15.	Subtotal (Line 12 minus Line 13 minus Line 14):	$
16.	Payment Amount (Line 7 minus Line 15):	$

[1]	Without reference to loss reserves, deferred costs or revenues, if any.
[2]	Only if Michael Keck becomes an Assumed Employee.

Exhibit B

FORM OF BILL OF SALE

For and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, including the mutual promises and covenants set forth herein and in that certain Purchase and Assumption Agreement, dated as of June 1, 2011 (the “P&A Agreement”, capitalized terms not otherwise defined herein have the meanings given them in the P&A Agreement), by and between Xenith Bank, a Virginia banking corporation having its main office in Richmond, Virginia (the “Buyer”), and Paragon Commercial Bank, a North Carolina banking corporation having its main office in Raleigh, North Carolina (the “Seller”), the receipt and sufficiency of which consideration are hereby acknowledged, Seller hereby SELLS, CONVEYS, ASSIGNS AND TRANSFERS unto Buyer, all right, title and interest in and to the following personal property, free and clear of any liens or claims other than Permitted Liens:

1.	All Loans identified on Schedule 1 attached hereto.

2.	All Safe Deposit Contracts identified on Schedule 2 attached hereto.

3.	All Courier Assets identified on Schedule 3 attached hereto.

4.	All Records relating to the Assets and the Liabilities.

Seller warrants that it is the lawful owner in every respect of all of the Assets transferred hereby and that such Assets are free and clear of all liens, security agreements, encumbrances, claims, demands, and charges of every kind whatsoever other than Permitted Liens. This Bill of Sale and the rights and obligations of the parties hereto are further subject to the terms and conditions of the P&A Agreement, including all pertinent representations and warranties made by Seller therein. This Bill of Sale is intended only to effect the transfer of certain property, the transfer of which is contemplated in the P&A Agreement, and shall be governed in accordance with the terms and conditions of the P&A Agreement. In the event of any conflict or inconsistency between the terms of the P&A Agreement and the terms of this Bill of Sale, the terms of the P&A Agreement shall govern.

Seller hereby binds Seller and its successors and assigns to warrant and defend the title to the Assets herein conveyed to Buyer and its successors and assigns, forever against every person lawfully claiming such assets or any part thereof by, under or through Seller, but not otherwise, or any part thereof.

Seller agrees to take such further actions, and to execute such further documents and instruments as may be necessary or reasonably required in order to consummate fully the transaction set out herein. Buyer is hereby authorized by Seller to endorse Seller’s name on, and deposit into Buyer’s account(s) for collection, all checks and other collections made on the Loans or other Assets.

[remainder of page intentionally blank]

Executed as of the          day of                 , 2011 to be effective at 5:00 p.m.                          , 2011.

PARAGON COMMERCIAL BANK

By:
Name:	Robert C. Hatley
Title:	President & Chief Executive Officer

Exhibit C

FORM OF LIMITED POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS:

Paragon Commercial Bank, a North Carolina banking corporation with its main office in Raleigh, North Carolina (the “Seller”), hereby constitutes and appoints Xenith Bank, a Virginia banking corporation with its main office in Richmond, Virginia (the “Buyer”), acting through any of its authorized officers, with full power of substitution and resubstitution, as its true and lawful agent and attorney-in-fact to act in its name, place and stead and on its behalf, for the sole purpose of carrying out, and with authority to do, the following acts with respect to the loans and related rights that Buyer has purchased from Seller (referred to herein as the “Property”) pursuant to that certain Purchase and Assumption Agreement, dated June 1, 2011 (the “P&A Agreement”), between Seller and Buyer:

1. Buyer can receive, endorse “PARAGON COMMERCIAL BANK” and collect all payments made payable to or owned to Seller in connection with the Property; and

2. Buyer can enforce, release, modify and transfer the rights and interest granted to Seller with respect to any of the Property, which on its face gives Seller rights regarding the Property.

This Power of Attorney is coupled with an interest and cannot be terminated by Seller.

This Power of Attorney is made effective as of 5:00 p.m.                          , 2011.

PARAGON COMMERCIAL BANK

By:
Name:	Robert C. Hatley
Title:	President & Chief Executive Officer

STATE OF NORTH CAROLINA

COUNTY OF WAKE

Subscribed and sworn to before me this          day of                 , 2011.

Notary Public

My Commission Expires:

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (the “Agreement”) is made and entered into by and between Xenith Bank, a Virginia banking corporation having its home office in Richmond, Virginia (the “Buyer”), and Paragon Commercial Bank, a North Carolina banking corporation having its home office in Raleigh, North Carolina (the “Seller”), effective as of the Effective Time of Closing (as defined herein):

RECITALS

WHEREAS, Seller and Buyer have entered into that certain Purchase and Assumption Agreement, dated as of June 1, 2011 (the “P&A Agreement”), pursuant to which Buyer has agreed to acquire certain Assets and to assume certain Liabilities of Seller. All capitalized terms not defined in this Agreement shall have the meanings given to them in the P&A Agreement.

NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the P&A Agreement, and to effectuate the agreements of Seller and Buyer set forth therein, the parties hereto hereby agree as follows:

1. Assignment and Assumption of Certain Liabilities. Subject to the further provisions of this Section 1, Seller hereby assigns and transfers to Buyer all of Seller’s right, title and interest in and to the following liabilities and obligations (collectively, the “Liabilities”), and Buyer hereby assumes and undertakes to pay, satisfy, perform and discharge all of such Liabilities, as of 5:00 p.m. on                          , 2011 (the “Effective Time of Closing”), in respect of all liabilities, duties and obligations of Seller under:

A.	The Deposits

B.	The Deposit Agreements

C.	The Safe Deposit Contracts

D.	The loan documents related to the Loans

E.	If Michael Keck becomes an Assumed Employee, the SERP

2. Scope of Assignment and Assumption. Notwithstanding anything to the contrary contained herein or in the P&A Agreement, Buyer does not assume and shall not have any liability for any debts, liabilities or obligations of Seller of any kind whatsoever except as specifically set forth in this Agreement and the P&A Agreement. Neither the making nor the acceptance of this Agreement shall modify or restrict the terms of the P&A Agreement or constitute a waiver or release by Buyer or Seller of any liabilities, duties or obligations imposed upon any of them by the terms of the P&A Agreement. In the event of any conflict or inconsistency between the terms of the P&A Agreement and the terms of this Agreement, the terms of the P&A Agreement shall govern.

3. No Third Party Beneficiaries. This Agreement shall not create in any third parties (including, but not limited to, deposit account holders or borrowers): (a) any rights or remedies against Buyer that such parties did not have against Seller prior to the execution and delivery of this Agreement with respect to the debts, liabilities or obligations specifically assumed herein; (b) any claims against Buyer with respect to any liability of Seller under the Assets or Deposits arising on or prior to the Effective Time of Closing; (c) any claims against Buyer with respect to any deposit not fully and accurately reflected in Schedule 1 attached hereto; or (d) any claims against Buyer with respect to the Loans other than for the duties and obligations of Seller arising or to be performed after the Effective Time of Closing under the loan documents related to the Loans.

4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Seller, Buyer and each of their respective successors, representatives and permitted assigns.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together shall deemed to be and will be construed as, one and the same agreement. A telecopy or facsimile transmission of a signed counterpart of this Agreement will be sufficient to bind the party or parties whose signature(s) appear thereon.

6. Incorporation of Provisions from the P&A Agreement. Notices to the parties shall be in accordance with the notice provisions of the P&A Agreement and all other terms and provisions of the P&A Agreement shall be applicable to this Agreement.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers duly authorized, all as of the day and year first above written.

XENITH BANK

By:
Name:	T. Gaylon Layfield, III
Title:	President & Chief Executive Officer

PARAGON COMMERCIAL BANK

By:
Name:	Robert C. Hatley
Title:	President & Chief Executive Officer